Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-167683, 333-145097, 333-79217 and 333-115237) on Forms S-8, the Registration Statements (No. 333-199442 and 333-158358) on Forms S-3 and the Registration Statement (No. 333-209066) on Form S-4 of First Busey Corporation of our reports, dated March 8, 2016 relating to our audits of the Consolidated Financial Statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of First Busey Corporation for the year ended December 31, 2015.

/s/ RSM US LLP

Champaign, Illinois

March 8, 2016